As filed with the Securities and Exchange Commission on December 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVAXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	02-0563870
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

305 College Road East Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

2005 Stock Option Plan

Amended and Restated 2009 Stock Option Plan

2011 OMNIBUS INCENTIVE PLAN

2011 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

Mr. Daniel J. O’Connor

Chief Executive Officer

Advaxis, Inc.

305 College Road East

Princeton, New Jersey 08540

(Name and Address of Agent for Service)

(609) 452-9813

(Telephone number, including area code, of agent for service)

Copies of all Communications to:

Mr. Mark Rosenblum Chief Financial Officer Advaxis, Inc. 305 College Road East Princeton, New Jersey 08540 (609) 452-9813	Yvan-Claude Pierre, Esq. Edward P. Bromley III, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 (212) 521-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (3)
Common stock, $0.001 par value per share	698,611	$4.15	(2)	$2,899,235	(2)	$373.42

(1)	This registration statement (this “Registration Statement”) covers shares of common stock, $0.001 par value (the “Common Stock”), of Advaxis, Inc. (the “Company”) which may be offered and sold from time to time pursuant to the Company’s 2005 Stock Option Plan, 2009 Amended and Restated Stock Option Plan, 2011 Omnibus Incentive Plan, and 2011 Employee Stock Purchase Plan (the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the anti-dilution provisions of the Plans.
(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for shares of the Company’s Common stock on December 16, 2013, as reported on The NASDAQ Capital Market.
(3)	Calculated pursuant to Section 6(b) of the Securities Act, as follows: $128.80 per $1,000,000 of proposed maximum aggregate offering price.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement (other than, in each case, documents or information deemed to be furnished and not filed in accordance with Commission rules):

(a)	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2012, filed with the Commission on February 13, 2013, our Annual Report on Form 10-K/A for the fiscal year ended October 31, 2012, filed with the Commission on February 14, 2013, and our Annual Report on Form 10-K/A for the fiscal year ended October 31, 2012, filed with the Commission on February 28, 2013; and
(b)	Our Quarterly Report on Form 10-Q and our Quarterly Report on Form 10-Q/A for the quarter ended January 31, 2013, filed with the Commission on March 25, 2013, our Quarterly Report on Form 10-Q for the quarter ended April 30, 2013, filed with the Commission on June 14, 2013; and our Quarterly Report on Form 10-Q for the quarter ended July 31, 2013, filed with the Commission on September 16, 2013.
(c)	Our Current Reports on Form 8-K (or Form 8-K/A, where applicable) filed with the Commission on December 10, 2012, December 21, 2012, December 28, 2012, March 6, 2013, March 7, 2013, May 8, 2013, June 6, 2013, June 14, 2013, June 17, 2013, June 27, 2013, July 15, 2013, July 19, 2013*, July 19, 2013, August 20, 2013, September 10, 2013, September 10, 2013, September 27, 2013*, September 30, 2013, October 11, 2013, October 17, 2013, October 18, 2013, October 22, 2013, October 29, 2013, December 13, 2013* and December 19, 2013 (*excluding Items 7.01 and 9.01 and Exhibit 99.1).
(d)	Our financial statements for the fiscal years ended October 31, 2012 and 2011 attached to our Registration Statement on Form S-1/A filed with the Commission on October 15, 2013.
(e)	The description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A, filed with the Commission on October 15, 2013 and under the caption “Description of Securities” in the Registrant’s prospectus, dated as of October 11, 2013, forming a part of the Registration Statement on Form S-1 (Registration No. 333-188637) filed with the Commission, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference or deemed to be a part of this Registration Statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. In either case, any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Change in Our Public Accounting Firm

On December 19, 2012, which we refer to as the Dismissal Date, we advised McGladrey LLP, that it was dismissed as our independent registered public accounting firm. Effective December 14, 2012, we engaged Marcum LLP, as our independent registered public accounting firm to audit our financial statements for the year ended October 31, 2012. The decision to dismiss McGladrey as our independent registered public accounting firm was approved by the Audit Committee of our Board of Directors.

The reports of McGladrey on our financial statements (which contain an explanatory paragraph regarding the Company’s ability to continue as a going concern) for the fiscal years of 2011 and 2010 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the fiscal years of 2011 and 2010, there have been no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction McGladrey, would have caused them to make reference thereto in their reports on the financial statements for such years.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law. The registrant is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

• for any breach of the director’s duty of loyalty to the corporation or its stockholders;

• for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

• for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, the registrant’s certificate of incorporation includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of the registrant’s directors to the registrant or its stockholders for monetary damages for breach of fiduciary as director. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the registrant, in addition to the circumstances in which a director is not personally liable as set forth in provision described in the preceding sentence, will not be liable to the fullest extent permitted by the amended DGCL.

Subsection (a) of Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Certificate of Incorporation and Bylaws. The registrant’s amended and restated certificate of incorporation contains provisions which provide that the registrant will indemnify the registrant’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time, the registrant is permitted or empowered to make such indemnification, and to the fullest extent permitted by law. The registrant may, in the sole discretion of its Board of Directors, indemnify any other person who may be indemnified pursuant to Section 145 of the DGCL to the extent the Board of Directors deems advisable, as permitted by Section 145 of the DGCL.

The registrant’s bylaws contain provisions which provide, among other things, that the registrant shall indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed (i) action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another registrant, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another registrant, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant; except that no indemnification shall be made in respect of any claim, issue or matters as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Any indemnification under the provisions in the bylaws (unless ordered by a court) shall be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made (i) by a majority vote of the directors who were not parties to such action, suit or proceeding even though less than a quorum, or (ii) if there are no such directors, or, if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director, officer, employee or agent of the registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

Indemnification Agreements. In addition to the indemnification provided for in the registrant’s amended and restated certificate of incorporation and bylaws, the registrant has entered into indemnification agreements with each of its directors and officers to provide the directors and officers with contractual rights to indemnification and advance payment of expenses to the fullest extent permitted by the law and to further establish procedures for such indemnification.

Insurance Policies. The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The registrant has directors and officer’s liability insurance in an amount not less than $5 million.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 20, 2012.

Advaxis, Inc.

By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Daniel J. O’Connor, Mark J. Rosenblum and Gregory T. Mayes, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Daniel J. O’Connor	Chief Executive Officer and	December 20, 2013
Daniel J. O’Connor	President (Principal Executive Officer) and Director
/s/ Mark J. Rosenblum	Chief Financial Officer (Principal	December 20, 2013
Mark J. Rosenblum	Financial and Accounting Officer)
/s/ Dr. James P. Patton	Chairman of the Board of Directors	December 20, 2013
Dr. James P. Patton
/s/ Roni A. Appel	Director	December 20, 2013
Roni A. Appel
/s/ Richard Berman	Director	December 20, 2013
Richard Berman
/s/ Dr. Thomas McKearn	Director	December 20, 2013
Dr. Thomas McKearn
/s/ Thomas A. Moore	Director	December 20, 2013
Thomas A. Moore
/s/ Dr. David Sidransky	Director	December 20, 2013
Dr. David Sidransky

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Reed Smith LLP

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1 filed herewith)

23.2	Consent of Marcum LLP

23.3	Consent of McGladrey LLP

24.1	Power of Attorney (included on signature pages hereto)

99.1	2005 Stock Option Plan of the registrant. Incorporated by reference to Annex A to DEF 14A Proxy Statement filed with the SEC on May 15, 2006.

99.2	Amended and Restated 2009 Stock Option Plan of the registrant. Incorporated by reference to Annex A to DEF 14A Proxy Statement filed with the SEC on April 30, 2010

99.3	2011 Omnibus Incentive Plan of registrant. Incorporated by reference to Annex A to DEF 14A Proxy Statement filed with the SEC on August 29, 2011.

99.4	2011 Employee Stock Purchase Plan. Incorporated by reference to Annex B to DEF 14A Proxy Statement filed with the SEC on August 29, 2011

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